EXHIBIT 10.1

EMPLOYMENT AGREEMENT OF JAMES B. SCHWIERS

STATE OF SOUTH CAROLINA
COUNTY OF GREENVILLE

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of 7th  day of March, 2005 (the "Effective Date"), by and between SUMMIT FINANCIAL CORPORATION ("Summit") and JAMES B. SCHWIERS  ("Employee").

W I T N E S S E T H:

WHEREAS, Employee currently is employed by Summit as EVP, Chief Operating Officer of Summit's wholly-owned subsidiary, Summit National Bank ("SNB"), pursuant to an Employment Agreement between Summit and Employee dated September 2, 1999 (the "Existing Agreement"), and in such position Employee has provided leadership and guidance in the growth and development of Summit's and SNB's business; and,

WHEREAS, Summit and SNB propose to enter into an Agreement and Plan of Reorganization and Merger with First Citizens Bank and Trust Company, Inc. ("FCB"), under which Summit and SNB will be merged into FCB (the "Merger") and their operations will be combined with those of FCB; and,

WHEREAS, as a result of his ownership of shares of Summit's common stock, together with his right to purchase additional shares pursuant to stock options previously granted to him by Summit, Employee has a substantial financial interest in Summit and will receive substantial personal financial benefits from the Merger; and, therefore, Employee desires that FCB enter into the Merger with Summit; and,

WHEREAS, Employee's experience and knowledge of Summit's and SNB's operations, customers, and affairs, and Employee's knowledge of and standing and reputation in Summit's and SNB's market area, have contributed to Summit's and SNB's business success, and they will be of continuing benefit to FCB in its succession to and continuation of Summit's and SNB's business following the Merger; and, for that reason, and for its own benefit as well as for the benefit of FCB following the Merger, Summit and FCB desire for Employee to continue as an employee of Summit and its successors in interest, including FCB, for the Term of Employment specified below and to restrict Employee's ability to compete against Summit, SNB or FCB in Summit's banking markets for a reasonable period following any termination of Employee's employment; and, as a condition to its agreement to enter into the Merger, and to provide for the terms of Employee's continuing employment with Summit before the Merger and with FCB following the Merger, FCB has requested that Summit and Employee enter into a new employment agreement that will replace the Existing Agreement; and

WHEREAS, Employee desires to remain as an employee of Summit and, if the Merger is completed, as an employee of FCB following the Merger, and Employee desires to accept Summit's offer of continued employment on the basis described herein; and,

WHEREAS, in contemplation of the Merger, and as an inducement for FCB to enter into the Merger, Summit and Employee desire to set forth the terms and conditions of Employee's continued employment with Summit and his employment with FCB following the Merger in a new written agreement and, for that purpose, Summit and Employee have agreed to enter into this Agreement with the intent that this Agreement be binding on and inure to the benefit of Summit as well as its successors in interest, including FCB following the Merger; and,

WHEREAS, Summit and Employee have agreed that, (i) from and after the Effective Date, the provisions of the Existing Agreement will be suspended and this Agreement will define and control their respective rights and obligations and, following the Merger, those of Employee and FCB, (ii) when the Merger becomes effective, the Existing Agreement will be terminated and of no further force or effect retroactive to the Effective Date, and (iii) if the Merger does not become effective on or before the date specified herein, then this Agreement shall terminate and be of no further force or effect and the provisions of the Existing Agreement shall be reinstated retroactive to the Effective Date and thereafter define and control the respective rights and obligations of Summit and Employee.

    NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, Summit and Employee hereby agree as follows:

1. "Employer." As used throughout the remainder of this Agreement, and except as otherwise indicated by the context, the term "Employer" is intended to refer to Summit and, following the Merger, to FCB which, by virtue of and at the effective time of the Merger, shall assume Summit's obligations and succeed to its rights and interests hereunder.

2. Employment. Employer agrees to employ Employee, and Employee accepts employment with Employer, upon the terms and conditions stated herein. As an employee of Employer, Employee will (i) serve in such position or positions as shall be specified from time to time by Employer's Board of Directors, (ii) provide such assistance and advice to Employer as it may request from time to time regarding matters involving Employer's customers and employees, quality control and review, and other tasks relating to Employer's operations and, following the Merger, the transition of control over such operations, (iii) promote Employer and its business and engage in business development activities on Employer's behalf, and (iv) have such other duties and responsibilities, and render to Employer such other management services, as are customary for persons employed in Employee's position and/or as shall be assigned to Employee from time to time by Employer.

3. Term. Unless sooner terminated as provided in this Agreement, and subject to the right of either Employee or Employer to terminate Employee's employment at any time as provided herein, the term of Employee's employment with Employer under this Agreement (the "Term of Employment") shall be for a period commencing on the Effective Date and, except as otherwise described below, terminating on the "Expiration Date" which, for purposes of this Agreement, shall be the close of business on the third anniversary date of the effective date of the Merger (the "Merger Date"). Employee's employment following the Expiration Date shall be on an "at will" basis. Notwithstanding anything contained herein to the contrary, if the Merger has not become effective on or before the "Termination Date" specified in Paragraph 7(a), then this Agreement and the Term of Employment will terminate on that date as provided in that Paragraph and the Existing Agreement shall be reinstated as provided in Paragraph 10(a)(iii).

4. Cash Compensation and Expense Reimbursement.

(a) Base Salary. For all services rendered by Employee under this Agreement, during the Term of Employment Employer shall pay Employee base salary at an annual rate of
ONE HUNDRED-EIGHTY-EIGHT-THOUSAND-FIVE-HUNDRED AND NO/100s DOLLARS ($188,500.00) ("Base Salary"). Base Salary shall be payable not less frequently than monthly in accordance with Employer's payroll policies and procedures, and shall be reviewed, and at Employer's discretion may be increased, from time to time by Employer in accordance with its normal salary and performance review policies and procedures.

(b) Additional Cash Payments. In further consideration for Employee's execution of this Agreement and his agreements described herein (including without limitation his agreements under Paragraph 8 below), Employer agrees to make the following additional payments to Employee.

(i) Immediately prior to consummation of the Merger on the Merger Date, Employer will pay to Employee the sum of FIFTY THOUSAND AND NO/00s DOLLARS ($50,000.00) (the "Initial Bonus"). Except as described in Paragraph 7(f)(iv) below in the case of a termination of Employee's employment "without Cause," Employee shall have no right to receive the Initial Bonus if Employee's employment is terminated, voluntarily or involuntarily, for any reason prior to consummation of the Merger. Likewise, Employee shall have no right to receive the Initial Bonus if this Agreement terminates in the manner described in Paragraph 7(a) below.

(ii) If Employee remains employed by Employer at the close of business on the Expiration Date, then, at that time, Employer shall pay to Employee the sum of ONE HUNDRED THOUSAND AND NO/00s DOLLARS ($100,000.00) (the "Additional Bonus"). Except as described in Paragraph 7(f)(iv) below in the case of a termination of Employee's employment "without Cause," Employee shall have no right to receive the Additional Bonus if Employee's employment is terminated, voluntarily or involuntarily, for any reason prior to the Expiration Date. Likewise, Employee shall have no right to receive the Additional Bonus if this Agreement terminates in the manner described in Paragraph 7(a) below.

(c) Expense Reimbursement. Employer shall reimburse Employee for reasonable business expenses incurred by Employee in performance of Employee’s duties hereunder, provided that those expenses are of a type that are reimbursable under employee expense reimbursement policies adopted by Employer from time to time and that Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with Employer's reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

5. Employee Benefit Plans; Incentive Compensation Plans; Income Taxes.

(a) Benefit and Incentive Plans. During the Term of Employment, Employee shall be eligible to participate in any and all employee benefit programs maintained by or for Employer that are generally available to and which cover all Employer’s employees, and in any incentive compensation plans provided by Employer that are generally available to and which cover all Employer’s officers at Employee's job level or classification, subject in each case to the rules applicable to such plans or programs prevailing from time to time. Except as otherwise specifically provided herein, Employee's participation in such plans and programs shall be subject to and in accordance with the terms and conditions (including eligibility requirements) of such plans and programs, resolutions of Employer's Board of Directors establishing such plans and programs, and Employer's normal practices and established policies regarding such plans and programs.

Employee acknowledges that the terms and provisions of Employer's employee benefit and incentive compensation plans and programs from time to time may be determined only by reading the actual plan documents under which Employer or the plan administrator, as applicable, may make certain administrative determinations with discretion, and that Employer reserves the right to modify or terminate each plan or program and any benefits provided thereunder.

(b) Taxes; Withholding. All cash or other compensation payable or provided to Employee under this Agreement shall be subject to any and all applicable withholding, Social Security, employment, income and such other taxes, deductions or assessments as are required by law or customary for Employer's employees. Employee shall be solely responsible for any income and other taxes owed on account of Employee's receipt from Employer of all compensation and benefits under this Agreement and, to the extent that Employer reasonably believes itself obligated to do so, Employer may withhold any such taxes from any cash compensation payable to Employee. If the amount of any such taxes that Employer believes itself required to withhold and transmit to any governmental or taxing authority exceeds the amount of any payments then due and payable to Employee and from which such withholding may be made, then Employer may require that Employee pay to it the full amount of any such taxes then due and, if Employee shall fail to make such payment, Employer may itself advance and pay the amount of those taxes and recover any such payments by offset against other or future payments payable by Employer to Employee under this Agreement or otherwise.

6. Standards of Performance and Conduct. During the Term of Employment, Employee faithfully and diligently shall discharge Employee's obligations under this Agreement, perform the duties associated with Employee's positions with Employer in a manner which is reasonably competent and satisfactory to Employer and in accordance with any performance standards established from time to time by Employer, and make a reasonable effort in good faith to comply with and implement Employer's policies and procedures in effect and as established from time to time by Employer.

In the execution of Employee's employment duties under this Agreement, Employee shall, at all times and in all material respects, comply with any codes or standards of conduct or ethics policies applicable to Employee and/or Employer's employees in general, as in effect as of the Effective Date or as may be adopted, amended or supplemented from time to time subsequent thereto (the "Code of Conduct"), and with all federal and state statutes, and all rules, regulations, administrative orders, statements of policy, and other pronouncements or standards promulgated thereunder, which are applicable to Employer and its employees, business, and operations.

Employee shall devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted).

7. Termination and Termination Pay.

(a) Automatic Termination. In the event that the Merger does not become effective on or before December 31, 2005 (the "Termination Date"), then, without action on the part of Employer or Employee, the Term of Employment and this Agreement automatically shall terminate and this Agreement shall be of no further force or effect, and the Existing Agreement shall be reinstated as provided in Paragraph 10(a)(iii).

(b) By Employee. The Term of Employment and Employee's employment under this Agreement may be terminated at any time by Employee upon 60 days' written notice to Employer.

(c) Death or Retirement. The Term of Employment and Employee's employment under this Agreement automatically shall be terminated upon Employee's death during the Term of Employment or upon the effective date of Employee's "Retirement." As used in this Agreement, the term "Retirement" shall mean a termination of Employee's employment with Employer which is treated as a "retirement" under the terms of any of Employer's retirement plans, or such other termination of Employee's employment as Employer and Employee shall agree in writing to treat as "Retirement" for purposes of this Agreement.

(d) By Employer. Employer may terminate the Term of Employment and Employee's employment under this Agreement at any time and for any reason satisfactory to Employer, and whether or not for "Cause" as defined below.

Notwithstanding any provision in this Agreement to the contrary, before Employer may terminate Employee's employment for a Cause described in Paragraph 7(d)(i)(A) below, Employer first shall give Employee thirty (30) days written notice of the facts or circumstances constituting such Cause for termination, and, if during such period Employee shall cure such Cause to the reasonable satisfaction of Employer, then Employee's employment shall continue; provided however that, in the event of any reoccurrence or further occurrence of the same Cause, Employer shall have no obligation to give Employee any further or additional notice or opportunity to cure prior to the termination of Employee's employment. Except as specifically described above, no such notice or opportunity to cure shall be required in the case of termination of Employee's employment for any Cause.

For purposes of this Paragraph 7(d), Employer shall have "Cause" to terminate Employee's employment upon:

(i) A determination by Employer, in good faith, that (A) Employee has breached in any material respect any of the terms or conditions of this Agreement, or has failed in any material respect to perform or discharge Employee's duties or responsibilities of employment in the manner provided herein, or that (B) Employee has violated any provision of the Code of Conduct, or has engaged in willful misconduct or conduct which is detrimental in any material respect to the business or business prospects of Employer or its parent or other affiliated companies, or which has had or likely will have an adverse effect on Employer's or its parent's or other affiliates' business or reputation;

(ii) The violation by Employee of any applicable federal or state law, or any applicable rule, regulation, order, or statement of policy promulgated by any governmental agency or authority having jurisdiction over Employer or its parent or affiliated companies, or the operations of any of their respective departments or divisions, including but not limited to the South Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the South Carolina Board of Financial Institutions, the Federal Reserve Board, the Securities and Exchange Commission, or any other state or federal regulator (a "Regulatory Authority"), that results from Employee's negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement;

(iii) The commission in the course of Employee's employment with Employer of an act of fraud, embezzlement, theft, or proven personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution, or conviction), or the willful making in the course of Employee's employment with Employer of any false statement or representation;

(iv) The conviction of Employee of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Employee from serving as an employee or executive officer of, or a party affiliated with, Employer or its parent or affiliated companies; or, in the event Employee becomes unacceptable to, or is removed, suspended, or prohibited from participating in the conduct of Employer's or its parent's or affiliated companies' affairs (or if proceedings for that purpose are commenced), by any Regulatory Authority; or

(v)  Employee's excessive use of any addictive drug or use of any controlled substance, as defined at 21 U.S.C. § 802 and listed on Schedules I through V of 21 U.S.C. §  812, as revised from time to time, and as defined by other federal laws or regulations, Employee's use of legal drugs that have not been obtained legally or are not being taken as prescribed by a licensed physician, or Employee's use of alcohol in a manner that adversely affects the performance of Employee's job duties under this Agreement, prevents Employee from performing Employee's job duties safely or creates a risk to the safety of others at the workplace; or,

(vi) The exclusion of Employee by the carrier or underwriter from coverage under Employer's then current "blanket bond" or other fidelity bond or insurance policy covering its directors, officers, or employees, or the occurrence of any event that Employer believes, in good faith, will result in Employee being excluded from such coverage, or having coverage limited as to Employee as compared to other covered officers or employees, pursuant to the terms and conditions of such "blanket bond" or other fidelity bond or insurance policy.

(e) Disability. Subject to Employer's obligations and Employee's rights under (i) Title I of the Americans with Disabilities Act, the Family and Medical Leave Act, and any other applicable federal or state laws, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of Employer, Employee's employment under this Agreement automatically shall be terminated in the event Employee becomes disabled during the Term of Employment and it is reasonably determined by Employer that Employee is unable to perform the essential functions of Employee's job under this Agreement for ninety (90) days or more during any 12-month period. Employee agrees to submit to such medical examinations as may be reasonably requested by Employer in accordance with applicable law with regard to the issue of disability of Employee, with permanent disability hereunder and the effective date thereof to be determined by Employer.

(f)  Effect of Termination.

(i) In the event of a termination of this Agreement on the Termination Date as provided in Paragraph 7(a) above, then, notwithstanding anything contained herein to the contrary, this Agreement shall be of no further force or effect and neither Employee nor Employer shall have any further rights or obligations hereunder, including without limitation any rights or obligations pursuant to Paragraph 8 below or any right or obligation with respect to the Initial Bonus or the Additional Bonus, and the Existing Agreement shall be reinstated as provided in Paragraph 10(a)(iii).

(ii) Except as otherwise provided below or in Paragraph 7(a) above, on the Expiration Date this Agreement shall terminate and neither Employee nor Employer shall have any further rights or obligations hereunder. Employee's covenants contained in Paragraph 8 below and Employee's and Employer's respective rights and obligations thereunder shall survive and remain in effect in accordance with their terms following the Expiration Date.

(iii) Except as otherwise provided below or in Paragraph 7(a) above, upon any termination of Employee's employment during the Term of Employment for any reason, Employee (or, in the case of Employee's death, Employee's estate) shall be entitled to receive earned but unpaid Base Salary due under this Agreement through the date of such termination (or, in the case of termination under Paragraph 7(b) above, through any earlier date on which Employee ceases to provide services to Employer), and, thereafter, Employee shall have no further rights, and Employer shall have no further obligations, under this Agreement, including any right or obligation with respect to the Additional Bonus and, if such termination of employment occurs before the Merger Date, any right or obligation with respect to the Initial Bonus; provided, however, that (A) Employer's obligations under subparagraph (iv) below (if any), and Employee's covenants contained in Paragraph 8 below and Employee's and Employer's respective rights and obligations thereunder, shall survive and remain in effect in accordance with their terms following any actual termination of Employee's employment during the Term of Employment, and (B) in the case of termination of employment as a result of Employee's disability as provided in Paragraph 7(e), Employee shall be entitled to any payments provided under any disability income plan of Employer which is applicable to Employee.

(iv) Notwithstanding subparagraph (iii) above, in the case of a termination of Employee's employment by Employer prior to the Expiration Date under Paragraph 7(d) without Cause, Employer shall remain obligated to (i) pay Base Salary to Employee at Employee's then current Base Salary rate for the then current unexpired Term of Employment hereunder (which payments shall be made on the same schedule as Employee's Base Salary was paid by Employer during the Term of Employment), (ii) in the case of such a termination prior to the Merger Date, pay the Initial Bonus to Employee on the Merger Date, (iii) pay the Additional Bonus to Employee at the time Employer pays the final payment of Base Salary, and, (iv) if Employee chooses to exercise Employee's rights to purchase continued health insurance coverage under Employer's health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), reimburse Employee for the cost of such continued insurance coverage for the maximum period during which such coverage is available to and actually purchased by Employee under COBRA, but not longer than the unexpired Term of Employment hereunder.

8. Noncompetition; Nonsolicitation; Nonpiracy; Confidentiality.

(a) General. Employee hereby acknowledges and agrees that (i) Summit and its subsidiaries, including SNB (collectively referred to in this Paragraph 8 as "Summit"), have made a significant investment in the development of their business in Summit's banking market included in geographic area identified below as the "Relevant Market" and that, by virtue of FCB's acquisition of Summit, FCB will acquire a valuable economic interest in Summit's business in the Relevant Market which it is entitled to protect; (ii) in the course of Employee's service on behalf of Summit and future service as an employee of FCB, Employee has gained and will gain substantial knowledge of and familiarity with Summit's and FCB's customers and their dealings with them, and other information concerning Summit's and FCB's businesses, all of which constitute valuable assets and information proprietary to them; and (iii) in order to protect Summit's and FCB's interests in their businesses, and to assure FCB the benefit of its acquisition of and succession to Summit's business, it is reasonable and necessary to place certain restrictions on Employee's ability to compete against Summit and FCB and on Employee's disclosure of information about Summit's and FCB's businesses and customers. For that purpose, and in consideration of Employer's agreements contained herein, Employee covenants and agrees with Employer as provided below. For purposes of this Paragraph 8, references to "Employer" shall be considered to refer to Summit, including its subsidiaries, before the Merger and to FCB following the Merger.

(b) Definitions. For purposes of this Paragraph 8, the following terms shall have the meanings set forth below:

Compete. The term "Compete" means: (i) acting as a consultant, officer, director, advisory director, independent contractor, employee, organizer or sponsor of any Financial Institution that has, or will have, its main or principal office in the Relevant Market (as defined below), or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, supervision, business, marketing activities, or solicitation of business for or operation of any office of such Financial Institution located in the Relevant Market; or (ii) communicating to any Financial Institution the names or addresses of or any financial information concerning any Person who was a Customer of Employer on the date of termination of Employee's employment with Employer.

Confidential Information. The term "Confidential Information" means any and all information, including but not limited to figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (including any files, data or information maintained electronically, on microfiche or otherwise) relating to Customers, or relating to Employer and its respective lending, deposit and trust operations and related businesses, regulatory examinations, financing sources, financial results and condition, Customers (including lists of Customers and former customers and information regarding their dealings with Employer), prospective Customers, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, policies and procedures, computer systems and software, shareholders, employees, officers and directors, which is or has been disclosed to the Employee or of which the Executive became aware as a consequence of or through the Employee’s relationship to Employer and which has value to Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

Customer. The term "Customer" means any Person residing or located within the Relevant Market with whom Employer has a depository or loan relationship and/or to whom Employer is providing any service or product.

Financial Institution. The term "Financial Institution" means (i) any federal or state chartered bank, savings bank, savings and loan association, or credit union (a "Depository Institution"), (ii) any holding company for, or corporation that owns or controls, any Depository Institution (a "Holding Company"), (iii) any direct or indirect subsidiary, service corporation or affiliate of any Depository Institution or Holding Company, or any entity controlled in any way by any Depository Institution or Holding Company, or (iv) any other Person engaged in the business of making loans of any type, soliciting or taking deposits, or providing any other service or product that is provided by Employer or one of its affiliated corporations.

Person. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, unincorporated association, or other entity.

Relevant Market. The term "Relevant Market" means the areas encompassed by Greenville, Spartanburg, Anderson and Laurens Counties, South Carolina.

Restriction Period. The term "Restriction Period" means the period beginning on the Effective Date and ending on the later of (i) two years following the Merger Date in the event of any termination of Employee's employment with Summit before the Merger Date, (ii) two years following any termination of Employee's employment with FCB after the Merger Date but before the Expiration Date, or (iii) if Employee remains employed by Employer on the Expiration Date, one year following the termination of this Agreement on the Expiration Date, and, in the case of any termination of Employee's employment described in clauses (i) or (ii) above, whether such termination is initiated by Employee or by Summit or FCB for any reason; provided however that, in the case of a termination of Employee's employment by Employer prior to the Expiration Date under Paragraph 7(d) without Cause, the Restriction Period shall not extend beyond the date that is one year following the Expiration Date, and the Restriction Period shall immediately expire upon a default by Employer in making the payments for which it is obligated under Paragraph 7(f)(iv) above. Notwithstanding anything contained herein to the contrary, in the event any payment required under Paragraph 7(f)(iv) is not made by Employer by the due date for that payment, Employer shall not be considered to be in default with respect to that payment for purposes of this Paragraph 8 unless it shall fail to make that payment within ten business days after its receipt of written notice from Employee that the payment has not been made.

(c) Covenant Not to Compete. Employee agrees that, during the Restriction Period, and in consideration of the Employer's agreements hereunder, Employee shall not Compete, directly or indirectly, with Employer.

(d) Covenant Not to Solicit Customers. Employee agrees that, during the Restriction Period, and in consideration of Employer's agreements hereunder, Employee shall not solicit any Person who was a Customer on the date of termination of Employee's employment with Employer to become a depositor in or a borrower from any Financial Institution, to obtain any other service or product from any Financial Institution, or to change any depository, loan, and/or other banking relationship to any Financial Institution, other than Employer.

(e) Covenant Not to Solicit Employees. Employee agrees that, during the Restriction Period, and in consideration of Employer's agreements hereunder, Employee shall not, directly or indirectly, on Employee's own behalf or on behalf of others, in the Relevant Market, solicit, recruit or hire away or attempt to solicit, recruit or hire away, to another person or entity providing products or services competitive with the business of Employer, any full-time, part-time or temporary employee of Employer or its affiliates, whether or not such employees are subject to an employment agreement with Employer.

(f) Covenant of Confidentiality. Employee covenants and agrees that, in consideration of Employer's agreements hereunder, all Confidential Information shall be considered and kept as the confidential, private and proprietary records and information of Employer, and except as shall be required in the course of the performance by Employee of Employee's duties on behalf of Employer or otherwise pursuant to the direct, written authorization of Employer, Employee, will not at any time (whether during the Term of Employment or following the expiration or termination thereof): divulge any such Confidential Information to any other Person; remove any such Confidential Information in written or other recorded form from Employer's premises; or make any use of any Confidential Information for Employee's own purposes or for the benefit of any Person other than Employer. The above obligations of confidentiality shall not prohibit the disclosure of any such Confidential Information by Employee to Employee's attorneys (if each such attorney is advised of the existence of this agreement), or to the extent such disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or to the extent that, in the reasonable opinion of legal counsel to Employee (which opinion, unless otherwise prohitibed by law, shall be delivered in writing to Employer as far in advance as practicable prior to such disclosure), disclosure otherwise is required by law.

(g) Reasonableness of Restrictions. If any of the restrictions set forth in this Paragraph 8 shall be declared invalid for any reason whatsoever by a court of competent jurisdiction, the validity and enforceability of the remainder of such restrictions shall not thereby be adversely affected. Employee acknowledges that Summit has a substantial presence in the area included in Relevant Market, that FCB, through its merger with Summit, will acquire a legitimate economic interest of Summit in the Relevant Market which this Paragraph 8 specifically is intended to protect, and that the Relevant Market and Restriction Period are limited in scope to the geographic territory and period of time reasonably necessary to protect Summit's and FCB's economic interest and otherwise are reasonable and proper. In the event the Restriction Period or any other such time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee hereby agrees to submit to such reduction of the Restriction Period as the court shall deem reasonable. In the event the Relevant Market is deemed by a court of competent jurisdiction to be unreasonable, Employee hereby agrees that the Relevant Market shall be reduced by excluding any separately identifiable and geographically severable area necessary to make the remaining geographic restriction reasonable, but this Paragraph 8 shall be enforced as to all other areas included in the Relevant Market which are not so excluded.

(h) Remedies for Breach. Employee understands and acknowledges that Employee's breach or violation of any of the covenants contained in Paragraphs 8(c), 8(d), 8(e) and 8(f) shall be deemed a material breach of this Agreement and will cause substantial, immediate and irreparable injury to Employer, and that Employer will have no adequate remedy at law for such breach or violation. In the event of Employee's actual or threatened breach or violation of the covenants contained in either such Paragraph, Employer shall be entitled to bring a civil action seeking, and, upon a finding by a court of competent jurisdiction that it appears likely that Employee has breached or threatens to breach any of these covenants, shall be entitled to, an injunction restraining Employee from violating or continuing to violate such covenant or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Employee agrees that, if Employer institutes any action or proceeding against Employee seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Employee shall be deemed to have waived the claim or defense that Employer has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by Employer of any such right, remedy, power or privilege shall not preclude Employer or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of Employer.

Notwithstanding any provision in this Agreement to the contrary, Employee agrees that the provisions of Paragraphs 8(c), 8(d), 8(e) and 8(f) above and the remedies provided in this Paragraph 8(h) for a breach by Employee shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of Employer under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(i) Survival of Covenants. Employee's covenants and agreements and Employer's rights and remedies provided for in this Paragraph 8 shall survive and remain fully in effect following the expiration of the Term of Employment or any actual termination of Employee's employment with Employer during the Term of Employment; provided however that, upon any termination of this Agreement pursuant to Paragraph 7(a) above, Employee's covenants and agreements and Employer's rights and remedies provided for in this Paragraph 8 likewise shall terminate and be of no further force or effect. In the event that Employee remains in the employ of Employer following the Expiration Date, then, upon any termination of his employment for any reason following the date that is one year after the Expiration Date, Employee shall have no further obligations pursuant to this Paragraph 8.

9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that Employer (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if, in the opinion of counsel to Employer such payment or action: (a) would be prohibited by or would violate any provision of state or federal law applicable to Employer, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (b) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (c) otherwise would be prohibited by any Regulatory Authority.

10. Termination of Previous Employment Arrangements. Except as otherwise described in this Agreement below, Employee and Employer specifically agree that this Agreement supersedes any and all prior agreements, arrangements or understandings between Employee and Employer pertaining to employment, compensation, severance benefits, or other such arrangements, either oral or written. As additional consideration for Employer's agreements and obligations under this Agreement, Employee hereby waives any and all rights, and releases Employer from any and all obligations or liabilities, arising under any such prior agreements, arrangements or understandings, or otherwise arising out of the employment relationship between Employee and Employer, and agrees that all such rights and liabilities hereby are terminated and shall be of no further force or effect.

It is understood that Employee and Summit are parties to the Existing Agreement and to that certain Salary Continuation Agreement dated September 9, 1998, as amended on January 2, 2002 (the "Salary Continuation Agreement"). Employee and Employer agree that, notwithstanding anything contained in this Agreement to the contrary:

(a) (i) effective as of the Effective Date, the provisions of the Existing Agreement shall be suspended and this Agreement alone shall be in effect and binding on them and shall define and control the respective rights and obligations of Employee and Summit, (ii) on the Merger Date, the Existing Agreement automatically shall terminate and be of no further force or effect retroactive to the Effective Date, and this Agreement alone shall define and control the respective rights and obligations of Employee and of FCB, as successor to Summit, and (iii) in the event that this Agreement terminates on the Termination Date as described in Paragraph 7(a) above, then the provisions of the Existing Agreement shall be reinstated retroactive to the Effective Date and shall once again define and control the respective rights and obligations of Employee and Summit; and

(b) the Salary Continuation Agreement described above shall remain in full force and effect.

11. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Employer (including FCB upon consummation of the Merger) which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Employer.

(b) Employer is contracting for the unique and personal skills of Employee. Therefore, Employee shall be precluded from assigning or delegating Employee's rights or duties hereunder without first obtaining the written consent of Employer.

12. Modification; Waiver; Amendments. Any term or condition of this Agreement may be waived, either in whole or in part, at any time by the party which is entitled to the benefits thereof; provided, however, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms. This Agreement may be amended, modified or supplemented only by an agreement in writing executed in the same manner as this Agreement.

13. Applicable Law. The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of South Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement, except to the extent that federal law shall be deemed to apply. Any suit or action relating to this Agreement shall be instituted and prosecuted exclusively in the Courts of Richland County, South Carolina, and each party hereto hereby does waive any right or defense relating to such jurisdiction and venue.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. No Set-Off by the Employee. The existence of any claim, demand, action or cause of action by the Employee against Employer or its parent or other affiliated companies, whether based upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights hereunder.

16. Delivery of Property upon Request or Termination. Upon request by Employer, and in any event at the end of the Term of Employment, Employee will promptly deliver to Employer all property belonging to Employer or its parent or other affiliated companies, including without limitation all Confidential Information, then in Employee's possession or control.

17. Headings. The section and paragraph headings and captions in this Agreement have been inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of any provisions of this Agreement.

18. Notices. Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid; and, if directed to Employer, delivered or addressed to its Chief Financial Officer at its principal executive offices, and if to Employee, delivered or addressed to Employee at Employee's address in Employer's records or at such other address as Employee shall specify from time to time in a notice given to Employer as provided above.

19. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

20. Entire Agreement. This Agreement (including all schedules, exhibits, and other documents attached hereto, and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements, promises, warranties, covenants or undertakings among, any of the parties hereto that are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer in pursuance of authority duly given by its Board of Directors, and Employee has set hereunto Employee's hand and adopted as Employee's seal the typewritten word "SEAL" appearing beside Employee's name, all as of the day and year first above written.

SUMMIT FINANCIAL CORPORATION
By: /s/ J. Randolph Potter
Attested:	Its: President
/s/ Blaise B. Bettendorf
Assistant Secretary	EMPLOYEE
(SEAL)	/s/ James B. Schwiers
James B. Schwiers